EXHIBIT 10.55

NOTE: Certain portions of this Advisory Services Agreement, which are identified by the symbol “[*    *]”, have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

ADVISORY SERVICES AGREEMENT

     This Agreement (the “Agreement”) is entered into as of the 28th day of April, 2003 (the “Effective Date”) by and among Esperion Therapeutics, Inc., a Delaware corporation (“Esperion”), Scheer & Company, Inc., a Connecticut corporation, and David I. Scheer (“Mr. Scheer”).

     WHEREAS, the parties hereto desire, among other things, to set forth the scope of the advisory services that Esperion may, from time to time, request be provided to Esperion by Scheer & Company, Inc. and Mr. Scheer, and the remuneration therefor; and

     WHEREAS, the parties hereto acknowledge that they may have existing express or implied agreements, arrangements or understandings with respect to the subject matter of this Agreement, which may include, among other things, express or implied agreements, arrangements or understandings relating to an advisory relationship among the parties, a transaction fee relating to a merger, acquisition, licensing arrangement or other similar financial transaction (a “Transaction Fee”), or transactions involving Esperion, which shall be superceded by the terms of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the parties agree as follows:

1.	Advisory Services.

     A.     From time to time through the date that is 12 months after the Effective Date, Esperion may request that Scheer & Company, Inc. provide general strategic advisory services to Esperion, which advisory services may include, but not be limited to, general issues of corporate strategy and business development, licensing arrangements, research and development funding, strategic alliances, mergers, acquisitions, commercial agreements and any other corporate matters with respect to which Esperion may request assistance. All Esperion requests for advisory services under this Agreement shall be made in writing by Esperion’s President and Chief Executive Officer and acknowledged by Scheer & Company, Inc. Scheer & Company, Inc. agrees that it will make itself available, at the request of Esperion at reasonable times upon reasonable prior notice, to provide the foregoing advisory services. Esperion is under no obligation to request any advisory services from Scheer & Company, Inc. pursuant to this Agreement.

     B.     Scheer & Company, Inc. shall make available professional resources as necessary to service the foregoing advisory relationship. The principal contact for this advisory relationship shall be Mr. Scheer who shall make himself available for services under this Agreement.

     C.     As compensation for the foregoing advisory services, Esperion shall pay Scheer & Company, Inc. the following:

(1)  a retainer of $30,000 (the “Retainer”), plus reasonable expenses related to the provision of any such requested advisory services. Esperion has no obligation to pay any additional retainer fees under this Section 1.C. upon payment of the Retainer.

(2)  the sum of $60,000 (the “Advisory Fee”), which sum represents all amounts due and owing Scheer & Company, Inc. as of the date hereof for previously provided advisory services, plus expenses in the amount of $19,593.77 that were incurred in connection with such services;

(3)  [*     *] and

There are no expenses incurred prior to the date hereof for which Mr. Scheer has not yet received reimbursement in connection with his services as a director of Esperion.

Esperion shall pay undisputed amounts of invoices for expense reimbursements in Item (1) of this Section 1.C. within 30 days of receipt of such invoices. Esperion and Scheer & Company, Inc. shall cooperate to resolve any disputed invoice items as promptly as practical, and Esperion shall pay the mutually agreed upon amounts for the disputed items as promptly as practical. Invoices shall be delivered to Esperion promptly after the end of the month in which expenses are incurred.

Esperion shall pay the Retainer, the Advisory fee and the expense amounts under Items (2) and (3) of this Section 1.C. by wire, in accordance with wiring instructions provided by Scheer & Company, Inc. to Esperion, upon final execution of this Agreement.

2.     Transaction Fees. In the event that Esperion completes, or executes a definitive agreement relating to, a merger, acquisition, licensing arrangement or other similar financial transaction with [* *] or any of its successors, affiliates or subsidiaries (together, “[* *]”) on or before the date that is 24 months after the Effective Date, then Esperion shall pay to Scheer & Company, Inc. a Transaction Fee in an amount equal to 0.85% of the “Consideration” (as such term is hereinafter defined). For purposes of this Section 2, “Consideration” means the value of all cash payments received by Esperion pursuant to the agreement related to such merger, acquisition, licensing agreement or other similar financial transaction, including upfront cash, equity investment, any amounts to fund research and development, licensing fees and milestone fees (whether or not such milestone fees are creditable toward future royalties); provided, however, that Consideration shall not include any royalties of any kind received by Esperion. Payment of such fee shall be contingent upon receipt of payment from [* *] and shall be made within 30 days of receipt by Esperion of the applicable payment from [* *].

     Each of Esperion and Mr. Scheer (individually and on behalf of Scheer & Company, Inc.) hereby represent for the benefit of the other party as of the Effective Date that to its or his actual knowledge, there has been no material adverse change [*      *].

3.     Equity Awards. Esperion shall effect an amendment to each of the outstanding equity option grants existing with Mr. Scheer, and take such steps as are necessary to modify the option agreements between Esperion and Mr. Scheer such that:

     A.     The vesting of the options originally granted on July 17, 2000 and May 22, 2001 at strike prices of $9.00 and $5.69 per share, respectively, and each relating to 15,000 shares shall be accelerated so that all previously unvested shares shall become fully vested as of the Effective Date and the expiration period shall be adjusted so that Mr. Scheer shall have the right to exercise such options until the date that is 12 months after the Effective Date.

4.	[* *].

     A.     [*     *].

     B.     [*     *].

     C.     [*     *].

     D.     [*     *].

     E.     Each of Esperion and Scheer & Company, Inc. represent that they are authorized to execute this Agreement. Esperion represents that the committee of its independent directors has approved the execution of this Agreement pursuant to the provisions of Section 144 of the Delaware General Corporation Law.

5.     Confidentiality of this Agreement. In consideration of the obligations of the parties under this Agreement, the parties hereto agree that the terms of this Agreement (other than those terms relating to advisory services and a Transaction Fee) shall be and remain confidential, and shall not be disclosed by any party hereto to any other party other than immediate family members, attorneys or accountants (provided that such persons agree to keep such information confidential), and except as may be required by applicable law or regulation.

6.     Governing Law. This Agreement shall be interpreted and applied under the laws of the State of Delaware.

7.     Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or telecopied or sent by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or by courier or telecopied, or, if mailed, three (3) business days after the date of mailing to the following respective address or telecopy number, or to such other address or addresses as such person may subsequently designate by written notice given hereunder:

if to Esperion, to: Roger Newton, Ph.D., President and Chief Executive Officer Esperion Therapeutics, Inc. 3621 South State Street 695 KMS Place Ann Arbor, Michigan 48108 Facsimile: 734-622-8333

if to Scheer & Company, Inc., to: Scheer & Company, Inc. 250 W. Main Branford, CT 06405 Facsimile: 203-481-4164

if to Mr. Scheer, to: David I. Scheer c/o Scheer & Company, Inc. 250 W. Main Branford, CT 06405 Facsimile: 203-481-4164

8.     Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements, arrangements and understandings, both express and implied, among the parties, with respect to the subject matter hereof, including, but not limited to, any express or implied agreements pertaining to advisory relationships, a Transaction Fee or transactions involving Esperion, notwithstanding any language to the contrary in any such agreements, arrangements or understandings, except (1) each of the stock option agreements by and between Esperion and Mr. Scheer relating to Esperion’s equity option grants to Mr. Scheer, except to the extent such award agreements shall be modified pursuant to Section 3 of this Agreement and (2) the Confidential Disclosure Agreement dated May 2, 2001 between Scheer & Company, Inc. and Esperion. This Agreement may only be amended, modified or supplemented by a written agreement signed by all parties hereto.

9.     Severability. If any term or other provision of the Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

10.     Waiver. No waiver by any party to this Agreement of any breach or default shall be effective unless the same shall be in writing and signed. No waiver by any party of any breach or default of any term or provisions of this Agreement shall be construed to constitute a waiver of, or consent to, the present or future breach or default of that or any other term or provision hereof.

11.     Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the parties hereto.

12.     Costs of Enforcement. In the event it becomes necessary for a party to take legal action to enforce its rights under this Agreement, the party prevailing in such action shall be entitled to an award including the costs and expenses (including reasonable attorneys’ fees) incurred in connection with such action.

13.     Recitals. The recitals form a substantive part of this Agreement.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties hereto as of the date first above written.

ESPERION THERAPEUTICS, INC., A Delaware Corporation

By:	/s/ Roger S. Newton Roger S. Newton, Ph.D., its Pres. & CEO

SCHEER & COMPANY, INC., A Connecticut Corporation

By:	/s/ David I. Scheer David I. Scheer, its President

DAVID I. SCHEER

/s/ David I. Scheer David I. Scheer

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